SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ALLERGAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500
March 15, 2005
Dear Stockholder:
      You are cordially invited to attend our 2005 annual meeting of stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, April 26, 2005 at 10:00 a.m. local time. We hope you will be present to hear management’s report to stockholders.
      The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the telephone or Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Allergan stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.
      Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the election inspector in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

David E.I. Pyott
Chairman of the Board,
President and
Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2005
TO OUR STOCKHOLDERS:
      The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, April 26, 2005 at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors to serve for three-year terms until the annual meeting of stockholders in 2008 and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
      The Board of Directors has fixed March 10, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on March 10, 2005 will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. It is important that your shares of common stock be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. Should you receive more than one proxy card because your shares of common stock are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card to ensure that all of your shares of common stock are voted. A postage-prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or by visiting the Internet website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the annual meeting will be counted. However, if your shares of common stock are held of record by a broker, bank or other nominee, your vote in person at the annual meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President, General Counsel and Secretary
Irvine, California
March 15, 2005

2005 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ALLERGAN, INC.
2525 Dupont Drive, Irvine, California 92612
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2005
PROXY STATEMENT
SOLICITATION OF PROXIES
      The accompanying proxy is solicited on behalf of the Board of Directors of Allergan, Inc. (“Allergan” or the “Company”) for use at the Company’s Annual Meeting of Stockholders, to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Tuesday, April 26, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Annual Meeting”).
      All shares of the Company’s common stock represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the three nominees listed on the proxy card to the Company’s Board of Directors. As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.
      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at or before the Annual Meeting, by presenting to the Secretary of the Company at or before the Annual Meeting a later dated proxy executed by the person who executed the prior proxy, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
      Any written notice of revocation or subsequent proxy should be sent to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, California 92623, or hand delivered to the Secretary of the Company at or before the voting at the Annual Meeting.
      This proxy statement, the enclosed form of proxy and the Company’s 2004 Annual Report to Stockholders are being mailed to the Company’s stockholders on or about March 21, 2005. The total cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $7,500, plus the reimbursement of reasonable out-of-pocket expenses. The Company will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of the Company’s common stock.
OUTSTANDING SHARES, VOTING RIGHTS AND VOTES REQUIRED
      The Company’s Board of Directors has fixed March 10, 2005 as the record date (the “Record Date”) for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only record holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 131,179,246 shares of Common Stock (exclusive of approximately 3,075,526 shares of Common Stock held in treasury) were outstanding and entitled to vote, which shares were held by approximately 6,213 holders of record. Each holder of shares of Common Stock on the Record Date is entitled to one vote per share. Votes may be cast either in person or by a properly executed proxy (including proxies by telephone or by Internet, as explained on the enclosed proxy card).
      Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from their customers. Uninstructed shares result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-votes” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.
Quorum
      The election inspector appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. The election inspector will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes,” will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists.
      Proposal 1 — Election of Directors. Pursuant to Delaware law, directors are elected by a plurality vote and the three nominees who receive the most votes will be elected. Accordingly, abstentions will not affect the outcome of the election of the nominees to the Company’s Board of Directors. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
Internet or Telephone Voting
      If your shares of Common Stock are registered directly with EquiServe Trust Company, N.A. (“EquiServe”), you may vote your shares either via the Internet or by calling EquiServe. Specific instructions for voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and to confirm that their voting instructions have been properly recorded.
      If your shares of Common Stock are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of this proxy statement, the enclosed form of proxy and the 2004 Annual Report to Stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the postage-prepaid envelope provided.
      If you vote via the Internet or by telephone, you should be aware that you may incur costs such as usage charges from telephone companies or Internet service providers, and that you must bear these costs. You do not need to return a proxy card should you vote via the Internet or by telephone.
Confidentiality
      It is the Company’s policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent election inspector appointed for the Annual Meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspector appointed for the Annual Meeting;

•	aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

Proposal No. 1
ELECTION OF DIRECTORS
      The Board of Directors currently has 12 members. Effective at the Annual Meeting, Mr. Louis T. Rosso’s term as a director will expire and Mr. Rosso will not stand for re-election to the Board of Directors. The Board of Directors will then have 11 members. The Company’s Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. Accordingly, each class currently has four directors. Effective at the Annual Meeting and in connection with the expiration of Mr. Rosso’s term as a director, there will be 3 Class I directors, 4 Class II directors and 4 Class III directors. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. The Board of Directors appoints directors to fill vacancies on the Board of Directors, as they occur, as well as newly created directorships. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds, and a director appointed to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is appointed.
      The enclosed proxy cannot be voted for a greater number of persons than three, which is the number of nominees in this proxy statement.
      Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
      Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the election of the three director nominees named below, all of whom will be Class I directors of the Company with a term to expire at the annual meeting of stockholders in 2008. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of Common Stock represented by the proxies will be voted for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
      Upon the recommendation of the Board of Directors’ Corporate Governance Committee, the Board of Directors has nominated the following persons for election as directors at the Annual Meeting. Each of the nominees for election currently serves as a director of the Company and was elected by the stockholders of the Company to his present term of office, except for Prof. Trevor M. Jones who was appointed by the Board of Directors to fill a vacancy in July 2004.

		Position
		with the
Name	Age	Company

Trevor M. Jones	62	Director
Karen R. Osar	55	Director
Leonard D. Schaeffer	59	Director
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE THREE NAMED DIRECTOR NOMINEES.
      Set forth below are descriptions of the backgrounds of each member of the Board of Directors and their principal occupations for at least the past five years and their public-company directorships as of the Record Date.

Class I — Term to Expire at the Annual Meeting in 2005:
      Trevor M. Jones, Ph.D., 62, served as the Director General of the Association of the British Pharmaceutical Industry (ABPI), an association representing the interests of approximately 100 British and international pharmaceutical companies, from 1994 to 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome Plc, where he was responsible for all research and development activities. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently Vice Chairman of Council at King’s College, London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Furthermore, he was recognized in the Queen’s Honors List and holds the title of a Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of The Royal Pharmaceutical Society, and an honorary fellow of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians. Prof. Jones is Chairman of the Board of Directors of ReNeuron Limited and a Board member of Merlin Biosciences’ Funds I and II and NextPharma Technologies Holdings Ltd. Prof. Jones is a founder and Board member of the Geneva-based public-private partnership, Medicines for Malaria Venture. Prof. Jones was appointed to the Board of Directors in 2004. Prof. Jones is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science and Technology Committee.
      Karen R. Osar, 55, has served as Executive Vice President and Chief Financial Officer of Crompton Corporation, a global producer and marketer of specialty chemicals, polymer products and processing equipment, since July 2004. Until April 2003, she was Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, a producer of packaging, paper, school and office supplies and specialty chemicals, since the merger of the Mead Corporation and Westvaco Corporation in January 2002. Prior to the merger, she served as Senior Vice President and Chief Financial Officer of Westvaco Corporation since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., which was a global packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions, including Managing Director in the investment banking group. She is a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York, and Encore Medical Corporation. Ms. Osar was elected to the Board of Directors in 1998, is Chairperson of the Board of Directors’ Audit and Finance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.
      Louis T. Rosso, 71, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. Mr. Rosso served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. Mr. Rosso is a member of the Board of Directors of Regenesis Bioremediation Products, a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation, and Trustee Emeritus and Senior Advisor to the President of the Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges. Mr. Rosso was elected to the Board of Directors in 1989 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Science and Technology Committee. Mr. Rosso’s term as a director will expire at the Annual Meeting and he is not standing for re-election to the Board of Directors.
      Leonard D. Schaeffer, 59, has, since November 2004, served as Chairman of the Board of WellPoint, Inc., an insurance organization created by the combination of WellPoint Health Networks Inc. and Anthem, Inc., which owns Blue Cross of California, Blue Cross and Blue Shield of Georgia, Blue Cross and Blue Shield of Missouri, Blue Cross and Blue Shield of Wisconsin, Anthem Life Insurance Company, HealthLink and UniCare. From 1992 until November 2004, Mr. Schaeffer served as Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration from 1978 to 1980. He is a member of the Board of Directors of Amgen, Inc., the Chairman of the Board of the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board of Directors in 1993 and is the Chairman of the

Board of Directors’ Organization and Compensation Committee and a member of the Board of Directors’ Corporate Governance Committee.
Class II — Term to Expire at the Annual Meeting in 2006:
      Herbert W. Boyer, Ph.D., 68, is a founder of Genentech, Inc., a biotechnology company, and has been a director of Genentech since 1976. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer serves on the Board of the Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board of Directors in 2001, served as Chairman of the Board of Directors from 1998 to 2001, and has been a Board member since 1994. He is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science and Technology Committee.
      Robert A. Ingram, 62, is Vice Chairman Pharmaceuticals of GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals. Mr. Ingram was the Chief Operating Officer and President, Pharmaceutical Operations of GlaxoSmithKline plc from January 2001 until his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. Mr. Ingram is also Chairman of the Board of OSI Pharmaceuticals, Inc., a biotechnology company, and a director of Edwards Lifesciences Corporation, Lowe’s Companies, Inc., Nortel Networks, Misys plc, Valeant Pharmaceuticals International, and Wachovia Corporation. In addition, he is Chairman of the American Cancer Society Foundation and the CEO Roundtable on Cancer. Mr. Ingram was appointed to the Board of Directors effective January 2005 and is a member of the Board of Directors’ Corporate Governance Committee and the Board of Directors’ Science & Technology Committee.
      Russell T. Ray, 57, is a Managing Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies. Mr. Ray was Founder, Managing Director and President of Chesapeake Strategic Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from 2002 to 2003. From 1999 to 2002, Mr. Ray was the Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent twelve years at Deutsche Bank and its predecessor entities BT Alex. Brown and Alex. Brown & Sons, Inc. as Global Head of Health Care Investment Banking. Mr. Ray is a Director of Pondaray Enterprises, Inc., and The Friends School of Baltimore. Mr. Ray was elected to the Board of Directors in 2003 and serves on the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Organization and Compensation Committee.
      David E.I. Pyott, 51, became President and Chief Executive Officer of the Company in January 1998 and in 2001 became the Chairman of the Board. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. Mr. Pyott is also a member of the Board of Directors of Avery-Dennison Corporation, Edwards Lifesciences Corporation, Pacific Mutual Holding Company, the ultimate parent company of Pacific Life, and Pacific LifeCorp, the parent stockholding company of Pacific Life. Mr. Pyott serves on the Board and the Executive Committee of the California Healthcare Institute, and the Directors’ Board of the University of California (Irvine) Graduate School of Management. Mr. Pyott also serves as a member of the Board of the Pan-American Ophthalmological

Foundation, the International Council of Ophthalmology Foundation, and as a member of the Advisory Board for the Foundation of the American Academy of Ophthalmology. Mr. Pyott was elected to the Board of Directors in 1998.
Class III — Term to Expire at the Annual Meeting in 2007:
      Handel E. Evans, 70, is the former Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe that was acquired by Libertas Capital in 2004. Mr. Evans has over 40 years’ experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of Cambridge Laboratories Ltd. and is Chairman of the British Urological Foundation Board of Trustees. Mr. Evans has been a member of the Board of Directors since 1989, is Chairman of the Board of Directors’ Corporate Governance Committee and is a member of the Board of Directors’ Organization and Compensation Committee.
      Michael R. Gallagher, 59, was Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, from July 1995 until his retirement in 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher is a member of the Board of Advisors of the Haas School of Business, UC Berkeley and the Board of Trustees of St. Luke’s School. Mr. Gallagher was elected to the Board of Directors in 1998 and is a member of the Board of Directors’ Audit and Finance Committee and the Board of Directors’ Organization and Compensation Committee.
      Gavin S. Herbert, 72, is founder of the Company and has served as Chairman Emeritus since 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Roger’s Gardens and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Research to Prevent Blindness and the Doheny Eye Institute. Mr. Herbert also serves on the Boards of The Richard Nixon Library and Birthplace Foundation, the Advisory Board for the Foundation of the American Academy of Ophthalmology, and the CEO Roundtable on Cancer. In 1994, Mr. Herbert retired as an employee of the Company. He has been a director since 1950 and is a member of the Board of Directors’ Science & Technology Committee.
      Stephen J. Ryan, M.D., 64, is President of the Doheny Eye Institute and the Grace and Emery Beardsley Professor of Ophthalmology at the University of Southern California’s Keck School of Medicine. Dr. Ryan had been Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California since 1991 until his retirement in June 2004. Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology and the Macula Society. Dr. Ryan is the founding President of the Alliance for Eye and Vision Research. Dr. Ryan was appointed to the Board of Directors in September 2002 and is a member of the Board of Directors’ Audit and Finance Committee and Chairman of the Board of Directors’ Science & Technology Committee.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Director Independence
      The Company’s Bylaws and its Guidelines on Significant Corporate Governance Issues (the “Guidelines”) require that a majority of the Company’s directors meet the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and applicable rules and regulations of The New York Stock Exchange (the “NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, the Board of Directors must determine that a director has no material relationship with the Company other than as a director. The Board of Directors has reviewed the relationships between each member of the Board of Directors and each such director’s immediate family members and the Company. Based on its review, the Board of Directors has affirmatively determined that with the exception of Dr. Boyer and Messrs. Pyott and Schaeffer, none of the Company’s current directors, including Ms. Osar, Dr. Ryan, Prof. Jones, and Messrs. Herbert, Ingram, Ray, Rosso, Evans and Gallagher have any relationship with the Company and each is “independent” within the foregoing independence standards. The Board of Directors has also determined that Dr. Boyer and Mr. Schaeffer are “independent” within the foregoing standards. In making its assessment regarding Dr. Boyer, the Board of Directors acknowledged that Dr. Boyer is a director of Genentech, Inc., that Dr. Boyer owns less than 1% of Genentech’s outstanding common stock and that during 2004, Genentech purchased approximately $810,805 of advertising services from an affiliate of the Company. In making its assessment regarding Mr. Schaeffer, the Board of Directors acknowledged that Mr. Schaeffer served as Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc. until November 2004 (at which time he became the Chairman of the Board of Wellpoint, Inc. in connection with the merger of Wellpoint Health Networks Inc. and Anthem, Inc.), that Mr. Schaeffer owns less than 2% of Wellpoint’s outstanding common stock and that during 2004, the Company paid approximately $3.8 million to Blue Cross of California and WellPoint Pharmacy Management, both of which are WellPoint affiliates, in connection with the Company’s employee benefit plans. The Board of Directors has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” as required by the applicable listing standards of the NYSE and the audit committee requirements of the SEC. The Guidelines are available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this proxy statement. Additionally, the Guidelines are available by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.
Meetings and Committees
      The Board of Directors held five meetings during 2004 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board of Directors and committee meetings was approximately 94% and all directors attended 75% or more of the meetings of the Board of Directors and committees on which they served, except for Mr. Rosso who attended approximately 71% of such meetings. Directors discharge their responsibilities throughout the year not only at Board and committee meetings, but also through personal meetings and other communications, including considerable telephone contact with the Chairman of the Board and others regarding matters of interest and concern to the Company and its stockholders.
      The Board of Directors has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science and Technology Committee. The charters of each of these committees are available on the Corporate Governance section of the Company’s website at www.allergan.com. Stockholders of the Company may also request a copy of any of the charters of these committees by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.

Audit and Finance Committee
      The Audit and Finance Committee is currently comprised of Ms. Osar (Chairperson), Dr. Ryan and Messrs. Gallagher, Ray and Rosso. During 2004, Mr. Herbert also served on the Audit and Finance Committee until his resignation from the Audit and Finance Committee in September 2004. Following the Annual Meeting, the Audit and Finance Committee is expected to consist of Ms. Osar (Chairperson), Dr. Ryan and Messrs. Gallagher and Ray. All members of the Audit and Finance Committee meet the independence standards of (i) Sections 303 and 303A of the NYSE Listed Company Manual and (ii) Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. None of the members of the Audit and Finance Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. Additionally, the Board of Directors has determined that Ms. Osar and Mr. Ray each meet the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K and each is “independent” pursuant to Item 401(b)(1)(ii) of SEC Regulation S-K. The Audit and Finance Committee held seven meetings during 2004, including two telephonic meetings. The primary role of the Audit and Finance Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists the Board of Directors in its oversight of the Company’s compliance with legal and regulatory requirements;

•	reviews the independence, qualifications and performance of the Company’s independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and the Board of Directors;

•	prepares the report that SEC rules require to be included in the Company’s annual proxy statement;

•	reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s annual audited financial statements and quarterly financial statements;

•	retains, terminates and annually reconfirms the Company’s independent registered public accounting firm for the fiscal year;

•	meets with the Company’s independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with the Company’s internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss the Company’s accounting practices and procedures;

•	review the adequacy of the Company’s accounting and control systems; and

•	report to the Board of Directors any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, the Company’s independent registered public accounting firm, the internal audit staff, the legal staff or management;

•	reviews the independence of the Company’s independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by the Company’s independent registered public accounting firm;

•	monitors the implementation of the Company’s Code of Ethics for the Company’s employees, and receives regular reports from the Company’s Chief Ethics Officer, who coordinates compliance reviews and investigates noncompliance matters;

•	through the Company’s Chief Ethics Officer pursuant to the procedures set forth in the Company’s Code of Ethics, manages the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•	pre-approves audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors; and

•	discusses with the Company’s management the certification of the Company’s financial reports by the Principal Executive Officer and Principal Financial Officer.
      The report of the Audit and Finance Committee begins on page 27.

Corporate Governance Committee
      The Corporate Governance Committee is currently comprised of Mr. Evans (Chairman), Prof. Jones, Dr. Boyer and Messrs. Ingram and Schaeffer. Prof. Ronald M. Cresswell served on the Corporate Governance Committee until his retirement from the Board of Directors in July 2004. Mr. Gallagher served on the Corporate Governance Committee until January 2005, when Mr. Ingram joined the Board of Directors. All members of the Corporate Governance Committee meet the independence standards of Section 303A of the NYSE Listed Company Manual. None of the members of the Corporate Governance Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. The Corporate Governance Committee held four meetings during 2004. The Corporate Governance Committee:

•	considers the performance of incumbent directors;

•	considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors;

•	develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors;

•	considers and reports to the Board of Directors concerning its assessment of the Board of Directors’ performance;

•	performs an annual self-evaluation;

•	considers, from time to time, the current Board of Directors committee structure and membership;

•	recommends changes to the amount and type of compensation of Board members as appropriate; and

•	makes recommendations to the Board of Directors from time to time as to matters of corporate governance, and reviews and assesses the Guidelines.
      In addition to the above, the Corporate Governance Committee is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors that the Board of Directors proposes for election by Allergan’s stockholders at the Annual Meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by Allergan’s stockholders, the Committee engages in the following selection process:

•	The Chief Executive Officer, the Corporate Governance Committee or any other member of the Board of Directors identifies the need to add a new member to the Board of Directors with specific criteria or to fill a vacancy on the Board of Directors. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to the Board of Directors.

•	The Corporate Governance Committee initiates a search, working with support staff and seeking input from members of the Board of Directors and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate.

•	The initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Chairman of the Corporate Governance Committee, or in the Chairman’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates.

•	The appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join the Board of Directors at that time.

•	If the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, the Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s).

•	The Corporate Governance Committee provides informal progress updates to the Board of Directors.

•	The Corporate Governance Committee meets to consider and approve the final director candidate(s) (the full Corporate Governance Committee may, in its discretion, conduct interviews as schedules permit).

•	If approved by the Corporate Governance Committee, the Corporate Governance Committee seeks Board of Director approval of the director candidate(s).

      Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have reputations, both personal and professional, that are consistent with the image and reputation of the Company.

•	Directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition.

•	In selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions.

•	The Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields.

•	Each director should have relevant expertise and experience, and be able to offer advice and guidance to the Company’s management based on that expertise and experience.

•	Directors should be independent of any particular constituency and be able to represent all stockholders of the Company; should have the ability to exercise sound business judgment; and should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.
      The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director of the Company or a stockholder of the Company. Stockholders can suggest qualified candidates for director by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. The Company may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by the Board of Directors and is independent for purposes of SEC and NYSE rules. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the Chairman of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee
      The Organization and Compensation Committee is currently comprised of Mr. Schaeffer (Chairman), Ms. Osar and Messrs. Evans, Gallagher and Ray. All members of the Organization and Compensation Committee meet the independence standards of Section 303A of the NYSE Listed Company Manual. None of the members of the Organization and Compensation Committee is an officer, employee, former employee or affiliate of the Company or any of its subsidiaries. The Organization and Compensation Committee held five meetings during 2004. The Organization and Compensation Committee:

•	reviews and approves the corporate organizational structure;

•	reviews and approves for submission to the Board of Directors the election of corporate officers;

•	reviews the performance of corporate officers;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards;

•	establishes overall employee compensation policies;

•	performs an annual self-evaluation;

•	recommends to the Board of Directors major compensation programs; and

•	administers the Company’s various compensation and stock option plans.
      The report of the Organization and Compensation Committee begins on page 22.

Science and Technology Committee
      The Science and Technology Committee is currently comprised of Dr. Ryan (Chairman), Dr. Boyer, Prof. Jones and Messrs. Herbert, Ingram and Rosso. Prof. Cresswell served on the Science and Technology Committee until his retirement from the Board of Directors in July 2004, and Dr. Lester J. Kaplan served on the Science and Technology Committee until his resignation from the Board of Directors in May 2004. Following the Annual Meeting, the Science and Technology Committee is expected to consist of Dr. Ryan (Chairman), Dr. Boyer, Prof. Jones and Messrs. Herbert and Ingram. The Science and Technology Committee:

•	reviews the Company’s discovery and development research portfolio, including its underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within the Company’s research and development organization;

•	evaluates the investment allocation for the Company’s research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within the Company’s research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to the Company’s operating plan for major research and development projects;

•	monitors the progress of the Company’s research and development projects, including milestones;

•	reviews the process for research and development patents and the Company’s strategic patent portfolio; and

•	reviews the Company’s major technology-based collaborations, in-licensing and out-licensing agreements.
Executive Sessions
      Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of the members of the Board of Directors who are not officers of the Company and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. It is the policy of the Board of Directors that the Vice Chairman, a non-management director, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board of Directors and, when present, presides over the executive sessions. Executive sessions of the non-management directors are typically held in conjunction with each regularly scheduled meeting of the Board of Directors.
Contacting the Board of Directors
      Any stockholder who desires to contact the current director presiding over the executive sessions or the other members of the Board of Directors may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by the Company’s Secretary to the director presiding over the executive sessions or such other member or members of the Board of Directors as deemed appropriate by the Company’s Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the Company’s Secretary to the Chairperson of the Audit and Finance Committee for review.
Director Attendance at Annual Meetings
      Although the Company has no policy with regard to attendance by the members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it is customary for, and the Company encourages, all members of the Board of Directors to attend. At the 2004 Annual Meeting of Stockholders, 11 of the 12 incumbent directors at that time were in attendance.
Director Compensation
      The Board of Directors currently consists of 12 members, only one of whom (Mr. Pyott) is an officer of the Company. Employee directors do not receive additional compensation for Board or committee service. Nonemployee directors are reimbursed for actual expenses incurred in attending Board meetings. In addition, the Company paid nonemployee directors other than the Vice Chairman a $30,000 retainer in 2004, and paid the Vice Chairman a $100,000 retainer in 2004. All nonemployee directors also received $2,000 for each Board meeting attended in 2004 and an additional $1,000 for each regular Board committee meeting attended in 2004. In addition, the chair of each Board committee received $2,500 for each regular Board committee meeting presided over in 2004, other than the chairperson of the Audit and Finance Committee, who received $5,000 for each regular committee meeting presided over in 2004.
      In 1991, the Company adopted a Deferred Directors’ Fee Program that permits directors to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in the Common Stock, such that on the date of deferral the director is credited with a number of phantom shares of the Common Stock equal to the amount of fees deferred divided by the market price of a share of the Common Stock as of the date of deferral. Dr. Ryan, Messrs. Evans, Gallagher and Rosso, and Prof. Cresswell, until his retirement in July 2004, chose to defer all or a portion of their retainer and meeting fees for the period January 1, 2004 through December 31, 2004.
      Under the Company’s 2003 Nonemployee Director Equity Incentive Plan (the “2003 Plan”), each nonemployee director is, upon election, reelection or appointment to the Board of Directors, automatically granted an award consisting of 1,800 shares of restricted Common Stock multiplied by the number of years, including treating any partial year as a full year, remaining in the term of the nonemployee director so elected, reelected or appointed. The vesting restrictions with respect to the restricted shares of Common Stock lapse for each participant at a rate of 1,800 shares of Common Stock per year on the date of each annual meeting of stockholders following the year of the grant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. In addition, each nonemployee director is automatically granted an option to purchase 2,500 shares of Common Stock on the date of each regular annual meeting of the Company at which directors are to be elected. The options granted under the 2003 Plan are nonqualified stock options and have an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the day prior to the grant. Each grant of an option to purchase Common Stock will vest 12 months after the date of grant, subject to accelerated vesting upon death or total disability. No option may be exercised after the first to occur of (i) three months after voluntary resignation or removal for cause, (ii) 12 months after termination of service as director for any other reason, or (iii) 10 years from the date of grant.
Stock Ownership Guidelines for Nonemployee Directors
      In January 1996, the Board of Directors approved stock ownership guidelines for directors that were recommended by the Board of Directors’ Corporate Governance Committee. Each nonemployee director is expected to own Common Stock, including shares accrued under the Deferred Directors’ Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2004, all nonemployee directors met the stock ownership guidelines.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Directors and Executive Officers
      The following table sets forth information as of February 28, 2005 regarding the beneficial ownership of the Common Stock by each nominee, each director of the Company, each of the Named Executive Officers and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

	Shares of		Rights to
	Common Stock		Acquire
	Beneficially		Beneficial
	Owned(1)		Ownership(2)	Total

Class I Directors and Nominees:
Trevor M. Jones, Ph.D.	0		146	146
Karen R. Osar	12,600		8,353	20,953
Louis T. Rosso(3)	106,211		26,969	133,180
Leonard D. Schaeffer	17,413		12,724	30,137

Class II Directors:
Herbert W. Boyer, Ph.D.	17,400		11,571	28,971
Robert M. Ingram	0		0	0
David E.I. Pyott	41,886		1,222,130	1,264,016
Russell T. Ray	5,400		5,000	10,400

Class III Directors:
Handel E. Evans	28,979		32,548	61,527
Michael R. Gallagher	18,200		9,561	27,761
Gavin S. Herbert	193,676	(4)	5,000	198,676
Stephen J. Ryan, M.D.	9,411		5,773	15,184

Other Named Executive Officers:
F. Michael Ball	6,187		203,742	209,929
Eric K. Brandt	8,155		247,321	255,476
Douglas S. Ingram	3,933		128,549	132,482
Scott M. Whitcup, M.D.	9,410		65,022	74,432
Lester J. Kaplan, Ph.D.(5)	2,268		132,306	134,574
All current directors and executive officers (20 persons, including those named above)	513,782		2,215,405	2,729,187	(6)

(1)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of February 28, 2005.

(2)	Shares which the party or group has the right to acquire within sixty (60) days of February 28, 2005. For employees (Messrs. Pyott, Ball, Brandt, Ingram, and Drs. Whitcup and Kaplan), these shares may be acquired upon the exercise of stock options. For the nonemployee directors, this number represents the number of shares which may be acquired upon the exercise of stock options within sixty (60) days of February 28, 2005 and shares accrued under the Deferred Directors’ Fee Program, or DDF, as of February 28, 2005. Under the DDF, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in the Common Stock. These shares are distributed upon termination of a director’s service on the Board of Directors.

(3)	Mr. Rosso’s term as a director will expire at the Annual Meeting and he will not stand for re-election to the Board of Directors.

(4)	Includes 5,400 shares held directly and 188,276 shares beneficially owned by trusts for which Mr. Herbert serves as trustee and beneficiary.

(5)	Dr. Kaplan resigned as a director and an executive officer of the Company effective May 3, 2004. However, Dr. Kaplan is included as a named executive officer because he would have been one of the Company’s four most highly compensated executive officers other than the Chief Executive Officer during 2004 but for the fact that he was not serving as an executive officer of the Company at December 31, 2004. For further information regarding Dr. Kaplan’s resignation as an executive officer of the Company, see “Change in Control and Severance Arrangements” on page 21.

(6)	Represents beneficial ownership of approximately 2.07% of the Common Stock outstanding as of February 28, 2005.
Stockholders Holding 5% or More
      Except as set forth below, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

	Shares Beneficially		Percent of
Name and Address of Beneficial Owners	Owned		Class(1)

Capital Group International, Inc.	19,697,220	(2)	14.966%
11100 Santa Monica Boulevard
Los Angeles, CA 90025

(1)	Based on 131,610,092 shares of Common Stock outstanding on February 28, 2005 (excluding 2,644,680 shares of Common Stock held in treasury), and adjusted as required by rules promulgated by the SEC.

(2)	Based on information provided pursuant to a joint statement on an amended Schedule 13G filed with the SEC on February 11, 2005 by Capital Group International, Inc. (“CGII”) and Capital Guardian Trust Company (“CGTC”), CGII is the parent holding company of a group of investment management companies (including CGTC) that hold investment power and, in some cases, voting power over the these shares. CGII reported that it does not have direct investment power or voting power over these shares but it may be deemed to “beneficially own” these shares by virtue of Rule 13d-3 under Securities Act of 1934, as amended (the “Act”). CGII reported that it has the sole power to vote or to direct the voting of 15,031,040 shares and the sole power to dispose of or to direct the disposition of all of the shares. The amended Schedule 13G reported that CGTC, a bank as defined in Section 3(a)(6) of the Act, is deemed to be the beneficial owner of 10,910,340 shares as a result of its serving as the investment manager of various institutional accounts and has the sole power to vote or to direct the voting of 7,711,280 shares and the sole power to dispose of or to direct the disposition of 10,910,340 shares. Shares reported by CGII include 72,560 shares resulting from the assumed conversion of $6,359,000 principal amount of the Company’s $641,500,000 principal amount at maturity Zero Coupon Convertible Senior Notes due 2022.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of such forms furnished to the Company and the written representations from certain of the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2004, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The following table shows the compensation for the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer (each, a “Named Executive Officer” and together, the “Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2004, 2003 and 2002.
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation Awards

				Other		Securities
				Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Stock Award(s)	Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	(#)	($)(5)

David E. I. Pyott	2004	1,125,769	1,243,000	37,356	—	250,000	19,888
Chairman of the Board,	2003	1,069,231	1,075,000	31,792	—	300,000	16,955
President and	2002	990,384	1,025,000	39,002	—	283,377	19,558
Chief Executive Officer

F. Michael Ball	2004	507,754	338,500	40,945	—	59,000	23,147
Executive Vice President and	2003	441,692	246,500	24,170	—	56,000	19,744
President, Pharmaceuticals	2002	384,846	227,400	22,040	—	56,052	23,555

Eric K. Brandt	2004	493,688	331,700	27,092	—	59,000	44,533
Executive Vice President,	2003	434,308	244,000	28,279	—	56,000	10,108
Finance, Strategy and	2002	399,461	243,200	27,545	—	56,052	9,746
Corporate Development

Douglas S. Ingram	2004	374,612	220,000	50,951	—	33,000	11,169
Executive Vice President,	2003	310,769	158,300	24,370	—	33,000	10,098
General Counsel and Secretary	2002	257,527	113,900	34,976	—	34,254	11,986

Scott M. Whitcup, M.D.	2004	337,392	242,000	64,771	248,550	16,000	10,221
Executive Vice President,	2003	272,522	89,800	17,044	303,350	25,400	8,208
Research and Development	2002	250,609	114,500	3,815	—	11,106	10,118

Lester J. Kaplan, Ph.D(6)	2004	495,000	99,800	70,284	—	56,000	10,658
(former Executive Vice	2003	491,069	273,600	14,055	—	56,000	10,108
President and President,	2002	439,446	266,100	14,935	—	56,052	9,746
Research and Development)

(1)	The amounts shown include cash compensation earned and received by the Named Executive Officer, as well as amounts earned but deferred at the election of the Named Executive Officer.

(2)	The amounts shown represent bonus performance awards that were paid in February of the following year under the Company’s Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated, as well as amounts payable in February but deferred at the election of the Named Executive Officer.

(3)	The amounts shown consist of payments to the Named Executive Officer in lieu of vacation (“Vacation”), and monies received by the Named Executive Officer from the Company for country club dues (“Dues”), financial planning services (“Planning”), gasoline allowance (“Gas”), car allowance (“Car”) and other purposes such as travel and award payments (“Other”), as follows:

	Vacation	Dues	Planning	Gas	Car	Other

Mr. Pyott	$0	$4,977	$21,880	$1,500	$9,000	$0
Mr. Ball	0	6,950	8,400	1,500	9,000	15,095
Mr. Brandt	0	15,400	1,193	1,500	9,000	0
Mr. Ingram	27,869	8,110	525	1,500	9,000	3,946
Dr. Whitcup	56,154	890	2,250	1,500	3,808	170
Dr. Kaplan	52,280	3,130	4,375	1,500	9,000	0

(4)	Based on the closing price of the Common Stock on the NYSE on the date of grant. All shares of restricted Common Stock granted to Dr. Whitcup vest, in whole, in four years and receive non-preferential dividends. As of December 31, 2004, Dr. Whitcup held 8,000 restricted shares of Common Stock with a value of $648,560, based on the closing price of the Common Stock on the NYSE on December 31, 2004.

(5)	The amounts shown consist of Company contributions to the Allergan, Inc. Savings and Investment Plan (“SIP”) and the Allergan, Inc. Employee Stock Ownership Plan (“ESOP”), above-market interest earned on deferred compensation (“Interest”) under the Allergan, Inc. Executive Deferred Compensation Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

	SIP		ESOP	Interest	Insurance

Mr. Pyott	$8,200		$208	$9,230	$2,250
Mr. Ball	7,698		208	12,990	2,250
Mr. Brandt	42,075	*	208	0	2,250
Mr. Ingram	8,711		208	0	2,250
Dr. Whitcup	8,200		208	0	1,813
Dr. Kaplan	8,200		208	0	2,250

*	Mr. Brandt has elected to freeze benefits under the Company’s defined benefit retirement plan as of December 31, 2002 and instead receives an additional matching contribution from the Company under the SIP.

(6)	Dr. Kaplan resigned as a director and an executive officer of the Company effective May 3, 2004. However, Dr. Kaplan is included as a named executive officer because he would have been one of the Company’s four most highly compensated executive officers other than the Chief Executive Officer during 2004 but for the fact that he was not serving as an executive officer of the Company at December 31, 2004. For further information regarding Dr. Kaplan’s resignation as an executive officer of the Company, see “Change in Control and Severance Arrangements” on page 21.
Stock Options
      The following table shows information regarding stock options granted to the Named Executive Officers during 2004.
OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise or		Grant Date
	Options	in Fiscal	Base Price	Expiration	Present
Name	Granted (#)(1)	2004	Per Share ($)	Date	Value ($)(2)

David E.I. Pyott	250,000	11.92%	82.48	01/29/2014	6,586,875
F. Michael Ball	59,000	2.81%	82.48	01/29/2014	1,554,503
Eric K. Brandt	59,000	2.81%	82.48	01/29/2014	1,554,503
Douglas S. Ingram	33,000	1.57%	82.48	01/29/2014	869,468
Scott M. Whitcup	16,000	.76%	82.48	01/29/2014	421,560
Lester J. Kaplan	56,000	2.67%	82.48	01/29/2014	1,475,460

(1)	Such options were granted pursuant to the 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”). Options became exercisable at a rate of 25% per year beginning January 30, 2005. The exercise price and the tax withholding obligations relating to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a “Change in Control.” See “Change in Control and Severance Arrangements” on page 21.

(2)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $82.48; exercise price of option, $82.48; expected stock volatility, 33.40%; risk-free interest rate, 3.10% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, 0.50%.

Option Exercises and Holdings
      The following table shows stock option exercises by the Named Executive Officers during 2004, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2004. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/04 (#)		at 12/31/04 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David E.I. Pyott	0	0	975,354	713,249	31,158,827	6,950,940
F. Michael Ball	37,473	2,192,316	152,545	166,524	3,131,778	1,323,793
Eric K. Brandt	0	0	196,124	166,524	4,546,736	1,323,793
Douglas S. Ingram	0	0	100,112	107,315	2,646,068	788,809
Scott M. Whitcup	9,700	333,287	49,092	57,938	851,232	511,583
Lester J. Kaplan	113,973	4,974,346	81,859	163,524	757,950	1,323,793

(1)	Based on the fair market value of $80.885 of the Common Stock on December 31, 2004.
DEFINED BENEFIT PENSION PLANS
      The Company has a defined benefit retirement plan (the “Pension Plan”) which provides pension benefits to U.S. employees, including officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings (“Final Average Pay”) and years of service integrated with covered compensation as defined by the Social Security Administration.
      The Company also has two supplemental retirement plans for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.
      The following table illustrates the annual combined retirement benefits payable under Allergan’s defined benefit pension plans (qualified and nonqualified) based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.
PENSION PLAN TABLE

	Years of Service
Final
Average Pay	15	20	25	30	35	40	45

$400,000	$99,600	$132,900	$166,100	$199,300	$232,500	$242,500	$252,500
500,000	125,600	167,500	209,300	251,200	293,000	305,500	318,000
600,000	151,500	202,100	252,600	303,100	353,600	368,600	383,600
700,000	177,500	236,700	295,800	355,000	414,100	431,600	449,100
800,000	203,400	271,300	339,100	406,900	474,700	494,700	514,700
900,000	229,400	305,900	382,300	458,800	535,200	557,700	580,200
1,000,000	255,300	340,500	425,600	510,700	595,800	620,800	645,800
1,100,000	281,300	375,100	468,800	562,600	656,300	683,800	711,300
1,200,000	307,200	409,700	512,100	614,500	716,900	746,900	776,900
1,300,000	333,200	444,300	555,300	666,400	777,400	809,900	842,400
1,400,000	359,100	478,900	598,600	718,300	838,000	873,000	908,000
1,500,000	385,100	513,500	641,800	770,200	898,500	936,000	973,500
1,600,000	411,000	548,100	685,100	822,100	959,100	999,100	1,039,100
1,700,000	437,000	582,700	728,300	874,000	1,019,600	1,062,100	1,104,600
1,800,000	462,900	617,300	771,600	925,900	1,080,200	1,125,200	1,170,200
1,900,000	488,900	651,900	814,800	977,800	1,140,700	1,188,200	1,235,700
2,000,000	514,800	686,500	858,100	1,029,700	1,201,300	1,251,300	1,301,300
2,100,000	540,800	721,100	901,300	1,081,600	1,261,800	1,314,300	1,366,800
2,200,000	566,700	755,700	944,600	1,133,500	1,322,400	1,377,400	1,432,400
2,300,000	592,700	790,300	987,800	1,185,400	1,382,900	1,440,400	1,497,900
2,400,000	618,600	824,900	1,031,100	1,237,300	1,443,500	1,503,500	1,563,500
      The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include base salary, overtime, commissions and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond age 62 and earn additional retirement benefits. Credited years of service at normal retirement for the Named Executive Officers would be as follows: Mr. Pyott, 18 years; Mr. Ball, 22 years; Mr. Brandt, 4 years (Mr. Brandt has elected to freeze benefits under the Pension Plan as of December 31, 2002 and instead receives an additional matching contribution from the Company under the Savings and Investment Plan); Mr. Ingram, 28 years; and Dr. Whitcup, 21 years.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS
      The Company has entered into agreements with each of its executive officers and certain other executives that provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, “change in control” of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board of Directors approves the acquisition) or 33% or more of the voting stock (with or without approval of the Board of Directors), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company’s Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options, restricted stock and certain other benefits, including, for certain executives, payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2004 were as follows: Messrs. Pyott, Brandt, Ball, Ingram, Wilson, Dr. Whitcup and six other vice presidents — three years; eleven senior vice presidents — two years; and forty-eight other covered executives — one year.
      In addition, the Company’s supplemental retirement plans, all as amended, 1989 Incentive Compensation Plan, as amended, Amended and Restated Savings and Investment Plan, Amended and Restated Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Amended and Restated Pension Plan, 2003 Nonemployee Director Equity Incentive Plan, and 2001 Premium Priced Stock Option Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).
      The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer’s years of service with the Company. For Executive Vice Presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in the Company’s life insurance and disability coverage in the two-year period. For Executive Vice Presidents and one Corporate Vice President having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Executive Vice Presidents and one Corporate Vice President having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.
      Dr. Lester J. Kaplan resigned as a director and an executive officer of the Company effective May 3, 2004. Dr. Kaplan agreed, pursuant to a transition agreement dated December 8, 2003, to remain employed by the Company and to make himself available on an as-needed basis to assist in research and development related activities and projects through his formal retirement date of August 6, 2005. Pursuant to the terms of the transition agreement, the Company has agreed to pay Dr. Kaplan his regular yearly salary of $495,000 on a bi-weekly basis through August 6, 2005 (the “Retirement Date”). Dr. Kaplan also received a pro rated bonus in the amount of $99,800 under the Company’s 2004 Management Bonus Plan for the approximate four months in 2004 during which he was employed by the Company as Executive Vice President and President, Research and Development. Additionally, on the Retirement Date, all unvested nonqualified stock options held by Dr. Kaplan will immediately vest and become exercisable and will expire on the earlier of (a) the expiration provided in the applicable nonqualified stock option grant or (b) August 6, 2008.
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
      As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter, to, among other topics: administer the Company’s Management Bonus Plan, Executive Bonus Plan, 1989 Incentive Compensation Plan, as amended, and 2001 Premium Priced Stock Option Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for the Company’s executive officers.
      Allergan’s executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value in the Company by achieving specific financial and strategic objectives.
      Allergan’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable pharmaceutical companies;

•	annual incentive compensation that varies in a consistent manner with the achievement of individual objectives and financial performance objectives of the Company; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.
      In designing and administering its executive compensation programs, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.
Base Salary
      Base salary, as well as bonus, is targeted at the 50th percentile level for comparable pharmaceutical companies. The Company’s Corporate Compensation department, in an effort to obtain a broad base of data, participates in a number of salary surveys, regularly obtains commercially available surveys and consults with outside, independent compensation specialists. In conducting its analysis, the Company attempts, when data is available, to include data from a pharmaceutical peer group consisting of companies considered comparable based on such factors as size, product lines, employment levels and market capitalization.
      The Company’s salary increase program is designed to reward individual performance consistent with the Company’s overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. Using pharmaceutical industry peer group data, the Named Executive Officers received an average salary increase of 5.42%, effective January 2005, to reflect corporate performance and individual contributions.
The Management Bonus Plan
      The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee’s award is expressed as a percentage of the participant’s year-end base salary. For 2004, Management Bonus Plan targets began at 10% for managers and ranged from 40% to 60% for executive officers (excluding the Chief Executive Officer), it being the Committee’s compensation philosophy that increasing portions of compensation should be “at risk” for those employees with greater influence on corporate results. For 2005, Management Bonus Plan targets begin at 10% for managers and range from 50% to 70% for executive officers (excluding the Chief Executive Officer). Individual performance is measured against objectives that reflect what executives must do in order for the Company to meet its short-and long-term business goals. A participant’s individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against those objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 2004 included achieving sales, financial, and research and development objectives; identifying and pursuing new business opportunities; executing strategic transactions; obtaining regulatory approvals for new products and new indications for existing products; completing construction projects; introducing new products into designated markets; hiring key personnel; and identifying and implementing cost reduction and efficiency measures. This information (or summaries thereof) is generally considered by the Committee in evaluating the overall performance of the executive officers for purposes of determining the actual bonuses to be paid.
      The 2005 Management Bonus Plan will be funded according to the achievement of (i) a pre-established 2005 adjusted earnings per share (“EPS”) target (the “EPS Target”); (ii) a pre-established pharmaceutical sales revenue growth target (the “Revenue Target”); and (iii) a pre-established research and development reinvestment rate target (the “R&D Reinvestment Target”), each as approved by the Committee in January 2005. The EPS Target, the Revenue Target and the R&D Reinvestment Target were based on corporate objectives established as part of the annual operating plan process. The Management Bonus Plan pool will be funded at 90% if the EPS Target is achieved. An additional 10% of the Management Bonus Plan pool will be funded if the Company achieves the Revenue Target, and an additional 10% of the Management Bonus Plan pool will be funded if the Company achieves the R&D Reinvestment Target (resulting in a Management Bonus Plan pool funding level of 110% of the Management Bonus Plan pool target if each of the EPS Target, the Revenue Target and the R&D Reinvestment Target are achieved). Further, Management Bonus Plan pool funding will adjust for performance by the Company above and below the EPS Target, the Revenue Target and the R&D Reinvestment Target, with a maximum Management Bonus Plan pool funding of 160% of the Management Bonus Plan pool target for exceptional performance; provided, however, that there will be no Management Bonus Plan pool funding unless the Company’s 2005 adjusted earnings per share equals or exceeds 95% of the EPS Target; and provided, further, that the Management Bonus Plan funding components for the Revenue Target and the R&D Reinvestment Target may only exceed their respective targets if the Company’s 2005 adjusted earnings per share equals or exceeds the EPS Target. Finally, all awards paid under the Management Bonus Plan to the Company’s grade level 8E employees and above in excess of the Management Bonus Plan pool equal to 100% of participants’ bonus targets shall be paid in grants of service-vested restricted stock or service-vested restricted stock units of the Company, each with two (2) year cliff vesting (issued under the Company’s 1989 Incentive Compensation Plan, as amended). In calculating whether the EPS Target, the Revenue Target and the R&D Reinvestment Target have been achieved, management (with Board approval, where appropriate, and in accordance with the Company’s policies and applicable law(s)) retains discretion to, among other things, identify adjustments to the Company’s financial statements and assess the financial impact on the Management Bonus Plan of any transactions contemplated but not yet closed at the time the Company’s annual operating plan was approved. Once funded, the Management Bonus Plan pool will be allocated to the Company’s business units based on the units’ respective operating income results compared to the 2005 budget and to the Company’s business functions based on the functions’ attainment of specific objectives. For instance, a business unit above budgeted operating income will usually receive a greater share of the Management Bonus Plan pool than a business unit that is below the operating income budget, and, for example, the research and development function will usually receive a greater share of the Management Bonus Plan pool if it achieves previously set research and development milestones. The Committee will use the business unit and business function allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer’s business unit or business function, as the case may be.
      The 2004 Management Bonus Plan used an adjusted EPS target as its one funding component. For 2004, the adjusted EPS result (which, in accordance with the Company’s adjusted EPS calculation policy, generally excludes adjustments to the Company’s financial statements for transactions that do not recur on a regular basis and are extraordinary or outside the scope of the Company’s core, on-going business activities) generated a bonus pool equal to 110% of the target Management Bonus Plan pool. As a result, the Committee approved a total Management Bonus Plan pool of approximately $15.5 million for approximately 523 participating employees. The Committee then allocated the Management Bonus Plan pool to the Company’s business units and business functions (and their respective executive officers) based on each unit’s respective operating income results compared to budgeted amounts for 2004 and each function’s attainment of specific objectives.
The Executive Bonus Plan
      Through 1998, the Chief Executive Officer’s bonus was granted under the Management Bonus Plan discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation paid to the Chief Executive Officer in the years 1999 and beyond. The Chief Executive Officer is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company’s Chief Executive Officer. Incentive compensation under the Executive Bonus Plan is based on the achievement of performance objectives established by the Committee for each plan year.
      For 2005, the Chief Executive Officer’s award under the Executive Bonus Plan will be based on the Company’s attainment of the EPS Target, the Revenue Target and the R&D Reinvestment Target — the same targets approved for other managers of the Company under the 2005 Management Bonus Plan discussed above. The Chief Executive Officer’s award is expressed as a percentage of year-end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2005, the Chief Executive Officer may receive a bonus of up to a maximum of 184% of base salary, depending on the Company’s adjusted EPS performance, sales revenue growth and research and development reinvestment rate (to be calculated in the same manner as the 2005 Management Bonus Plan).
      For 2004, the Chief Executive Officer’s award was based on the attainment of a corporate EPS target that the Company exceeded on an adjusted basis (calculated in the same manner as the 2004 Management Bonus Plan). Therefore, the Committee approved a bonus of $1,243,000 for the Chief Executive Officer, based on the Committee’s assessment of the Chief Executive Officer’s achievement of his objectives for 2004. The Committee noted particularly the Company’s 2004 sales growth and its fulfillment of market share objectives, the execution of an orderly transition of the Company’s research and development leadership, the FDA approval of Botox® for hyperhidrosis, the filing with the FDA of a New Drug Application for Alphagan® Z for glaucoma, the approval of Lumigan® as a first-line therapy in the European Union, the Swiss approval of Combigantm for glaucoma, the Company’s reaching agreement with the FDA to move into Phase III clinical trials for Botox® to treat headache in migraine sufferers, the beginning of Phase III studies of the Company’s Posurdex® technology (acquired in 2003) for macular edema associated with retinal vein occlusions, the selection of the Company as a partner to supply its ophthalmic formulation of triamcinolone for two National Eye Institute-sponsored clinical trials, the filing of Investigational New Drug Applications with the FDA for a proton pump inhibitor pro drug for the treatment of gastrointestinal disease and for an alpha adrenergic agonist for the treatment of neuropathic pain, the transfer of the Company’s pre-clinical programs and research portfolio in retinoid and rexinoid nuclear receptor compounds to Concurrent Pharmaceuticals, Inc., the progression of programs through the research and development pipeline and the successful execution of other research and development milestones, strategic partnerships, licensing transactions, public relations and marketing plans.
Incentive Compensation Plan
      The 1989 Incentive Compensation Plan, as amended (the “Incentive Plan”), authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The Incentive Plan has been designed to:

•	focus attention on building stockholder value through meeting longer-term financial and strategic goals;

•	link management’s financial success to that of the stockholders via the participation of key Company employees;

•	balance long-term with short-term decision making; and

•	encourage and create ownership and retention of the Common Stock.
      Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically as follows. First, an independent national consulting firm such as Mercer Human Resource Consulting collects and analyzes survey data in order to approximate the 75th percentile level compensation if the Company is successful in achieving its adjusted EPS objectives. The Committee then sets the specific guideline for each employee grade level, taking into consideration survey data and a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.
      In January 2005, the Committee approved a grant to the Chief Executive Officer of 226,000 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain the Chief Executive Officer, his successful management of growth and strategic initiatives at the Company and his effective organizational and communications skills. In the case of each of the other Named Executive Officers, the respective stock option awards reflect the assessment of individual performance as well as the performance of the Company as discussed above.
Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board of Directors committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.
      All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.
      The Incentive Plan and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended, as was the 2001 Premium Priced Stock Option Plan, approved by the stockholders in April 2001.
Committee Activities
      The Committee held five formal meetings in 2004 as well as many interim discussions. The following summarizes the Committee’s major activities in 2004:

•	Evaluated Chief Executive Officer performance.

•	Reviewed and determined 2004 salary increases for each corporate officer based on the officer’s performance.

•	Determined 2003 management bonus awards for corporate officers based on assessment of their performance against objectives.

•	Approved the 2004 Management Bonus Plan’s corporate financial objective.

•	Approved the 2004 Executive Bonus Plan performance criteria.

•	Reviewed and recommended 2004 stock option awards for executive officers as well as the stock option award ranges for other participants, totaling approximately 369.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Redesigned the 2005 Management Bonus Plan and the 2005 Executive Bonus Plan to include additional funding components based upon the Company’s attainment of the Revenue Target and the R&D Reinvestment Target in order to, among other things, incorporate greater upside and downside performance criteria for participants.

•	Reviewed the Committee’s charter for compliance with various legislative and regulatory developments.

•	Completed a self-evaluation of the Committee, which was formally discussed at the Committee’s January 2005 meeting.

•	Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The Chairman of the Board, President and Chief Executive Officer is expected to hold five times his salary in Common Stock; and the guideline for Executive Vice Presidents and Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

•	Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

•	Reviewed off-cycle equity grants made by the Chief Executive Officer pursuant to authority granted to the Chief Executive Officer by the Committee.

•	Elected a new Executive Vice President, Research and Development and a new Executive Vice President, Human Resources.

•	Reviewed executive compensation benchmarking data and other compensation developments.
      The Company, with the approval of the Committee, has retained the services of Mercer Human Resource Consulting, a human resources consulting firm, to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to Mercer Human Resource Consulting. As part of its services, Mercer Human Resource Consulting reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan and Executive Bonus Plan.

ORGANIZATION AND COMPENSATION COMMITTEE,

Leonard D. Schaeffer, Chairman
Handel E. Evans
Michael R. Gallagher
Karen R. Osar
Russell T. Ray

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Board of Directors or the Organization and Compensation Committee.
AUDIT AND FINANCE COMMITTEE REPORT
      The Audit and Finance Committee of the Board of Directors of Allergan issues the following report for inclusion in the Company’s proxy statement in connection with the Annual Meeting.

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP.

2.	The Audit and Finance Committee has discussed those matters required by Statement on Auditing Standards No. 61 with KPMG LLP.

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.

4.	After the discussions referenced in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2004 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Karen R. Osar, Chairperson
Michael R. Gallagher
Russell T. Ray
Louis T. Rosso
Stephen J. Ryan
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
      Aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and December 31, 2003 by the Company’s independent registered public accounting firm are as follows:

Type of Fees	2004	2003

Audit Fees(1)	$2,673,370	$1,459,714
Audit-Related Fees(2)	20,806	135,317
Tax Fees(3)	784,227	931,182
All Other Fees(4)	5,890	83,941

Total	$3,484,293	$2,610,154

(1)	Represents the aggregate fees billed to the Company by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, for the reviews of the consolidated financial statements included in the Company’s Form 10-Q filings for each fiscal quarter, for audits of the Company’s international operations, preparation of comfort letters, review of registration statements and consents and internal control attestation.

(2)	Represents the aggregate fees billed to the Company by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements that are not already reported in Audit Fees. These services include benefit plan audits and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to the Company by KPMG LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

(4)	Includes fees paid relating to employee benefits compliance and customs advisory services.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S INDEPENDENCE AND
ATTENDANCE AT THE ANNUAL MEETING
      The Audit and Finance Committee has considered whether the provision of the above noted services by KPMG LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by KPMG LLP has not adversely affected the independent registered public accounting firm’s independence.
      KPMG LLP, the Company’s independent registered public accounting firm, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2004. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
POLICY ON AUDIT AND FINANCE COMMITTEE PRE-APPROVAL
      As part of its duties, the Audit and Finance Committee is required to pre-approve audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In January 2004, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm. The policy generally provides for the Audit and Finance Committee to pre-approve services in the defined categories of audit services, audit-related services, tax services and all other services, up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. None of the Audit and Finance Committee’s pre-approval requirements were waived in 2004.

EQUITY COMPENSATION PLANS
      The following table summarizes information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans, as of December 31, 2004:
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	($)(b)	(c)

Equity compensation plans approved by security holders(1)	11,750,147	70.98	3,199,940
Equity compensation plans not approved by security holders	78,089	52.69	998,728

Total	11,828,236	70.86	4,198,668

(1)	Includes shares of the Common Stock available for issuance under the Incentive Compensation Plan. The aggregate number of shares of the Common Stock available for issuance under the Incentive Compensation Plan during any calendar year is up to 1.5% of the number of shares of the Common Stock outstanding on December 31 of the prior year, plus any unused shares from prior years.
      The following compensation plans under which the Common Stock may be issued upon the exercise of options, warrants and rights have not been approved by the Company’s stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)
      The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme 2000 (the “SRSOS”) is to enable the Company’s wholly owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of the Company’s stockholders by providing for or increasing their proprietary interests in the Company. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Internal Revenue Code of the United States.
      The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees (the “Invitation”) to apply for a grant of an option to acquire an estimated number of shares of Common Stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of Common Stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees are eligible to participate in the SRSOS on similar terms. No Invitation may be made after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by the Company’s Board of Directors and Allergan Pharmaceutical Ireland’s board of directors in January 2000. The Company’s Board of Directors has reserved a total of 300,000 shares of Common Stock for issuance to SRSOS participants. As of December 31, 2004, 9,604 shares of Common Stock have been issued under the SRSOS.

Allergan Irish Share Participation Scheme
      The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in Common Stock. Eligible employees of the Company and its subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.
      Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of Common Stock through investment of his or her bonus. An eligible employee who has agreed to participate may invest the equivalent of up to 8% of their salary from his or her bonus and forego a further 7.5% from basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of Common Stock on behalf of all participants. Shares of Common Stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of Common Stock will be held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of Common Stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of Common Stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of Common Stock free of income tax. The ISPS was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Company’s Board of Directors has reserved a total of 332,000 shares of Common Stock for issuance to ISPS participants. As of December 31, 2004, 191,297 shares of Common Stock have been issued under the ISPS.

Allergan, Inc. Deferred Directors’ Fee Program
      The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide nonemployee members of the Board of Directors of the Company with a means to defer annual retainer and meeting fees received from the Company until termination of their status as a director. The DDF Program initially became effective as of March 1, 1994, and was amended and restated effective as of November 15, 1999, such that participants will receive shares of Common Stock at the time deferred amounts are paid under the DDF Program. A total of 519,006 shares of Common Stock have been authorized for issuance to DDF Program participants. As of December 31, 2004, 65,403 shares of Common Stock have been issued and participants are entitled to receive an additional 78,089 shares of Common Stock under the DDF Program upon termination of their status as director.

Allergan, Inc. Employee Recognition Stock Award Plan
      The purpose of the Allergan, Inc. Employee Recognition Stock Award Plan is to provide for a grant of Common Stock to non-executive employees, as part of the Allergan, Inc. Award for Excellence Program (the “AAE Program”). The AAE Program was approved by the Board of Directors on July 27, 1993. The consideration to the Company for grants of Common Stock under the AAE Program are services of an exceptional nature performed for the Company by the recipients of such grants. A total of 200,000 shares of Common Stock have been authorized for issuance to AAE Program participants. As of December 31, 2004, 46,378 shares of Common Stock have been issued under the AAE Program.

Savings Plan for Employees of Allergan Inc.
      The Savings Plan for Employees of Allergan Inc. (the “Savings Plan”) is a tax-qualified Canadian retirement savings plan for Canadian employees of the Canadian subsidiary of the Company (“Allergan Canada”). An eligible employee may elect to defer a portion of his or her compensation to the Savings Plan. Amounts deferred by an eligible employee can be invested into one of two investment funds available under the Savings Plan: (a) a tax deferred Registered Retirement Savings Plan and (b) a non-Registered Retirement Savings Plan. Both plans include the following types of investments: a Guaranteed Fund invested in guaranteed investment certificates, Government of Canada Treasury Bills, or interest bearing accounts, and an Equity Fund invested in stocks, mutual funds, and other equity investments. Neither of these funds contain

Common Stock. Allergan Canada matches a portion of the amounts deferred by eligible employees to the Savings Plan. Matching contributions are made by Allergan Canada in shares of Common Stock.
      An eligible employee’s accounts under the Savings Plan are distributed in a lump-sum payment following retirement or other termination of employment. An employee may make certain withdrawals from his or her accounts under the Savings Plan during employment, including for the purpose of purchasing a principal residence. In certain circumstances, an eligible employee may be ineligible to participate in the Savings Plan for a specified period of time following a withdrawal during employment. The Savings Plan was modified and readopted by the Company’s Board of Directors in November 1989 to reflect the effects of the spin-off of the Company from SmithKline Beckman Corporation in July 1989. The Company’s Board of Directors has reserved a total of 114,000 shares of Common Stock for issuance to Savings Plan participants. As of December 31, 2004, 75,507 shares of Common Stock have been issued under the Savings Plan.
STOCK PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on Common Stock with the cumulative total return of the S&P 500 Stock Index and the AMEX Pharmaceutical Index for the period beginning December 31, 1999 and ending December 31, 2004. The graph assumes that all dividends have been reinvested.

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03	12/04

Allergan, Inc.	100.00	195.51	152.30	122.08	163.57	173.42
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
AMEX Pharmaceutical Index	100.00	128.57	113.53	88.87	101.78	97.02

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On August 11, 1999, in connection with his hiring and relocation to California, the Company made an interest-free loan in the amount of $500,000 to Eric Brandt, Executive Vice President, Finance, Strategy and Corporate Development, to be used to purchase a residence in Orange County, California. The loan was payable in full upon the earlier of five years or 60 days after Mr. Brandt’s employment terminates. Mr. Brandt repaid the loan in full in August 2004.
ANNUAL REPORT
      The Company’s 2004 Annual Report to Stockholders accompanies the proxy materials being mailed to all stockholders. Those documents are not a part of the proxy solicitation materials. The Company will provide, without charge, additional copies of the 2004 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.
CODE OF BUSINESS CONDUCT AND ETHICS
      The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which contains general guidelines for conducting the Company’s business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all directors, consultants and employees, including the Principal Executive Officer and the Principal Financial Officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Ethics is available on the Corporate Governance section of the Company’s website at www.allergan.com. The information on the Company’s website is not incorporated by reference in this proxy statement. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any directors and employees on that website. Stockholders of the Company may request a copy of the Code of Ethics by writing to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Organization and Compensation Committee Report, the Audit and Finance Committee Report and the Performance Graph contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.
OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement
      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the Company’s next annual meeting of stockholders. To be eligible for inclusion in the Company’s 2006 proxy statement, a stockholder’s proposal must be received by the Company no later than November 21, 2005 and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholder Proposals for Annual Meeting
      The Company’s Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders, and not included in the Company’s proxy statement. Pursuant to the Company’s Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business. While the Board of Directors will consider stockholder proposals, the Company reserves the right to omit from the Company’s 2006 proxy statement stockholder proposals that it is not required to include under the Securities Exchange Act of 1934, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors
      The Company’s Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the capital stock of the Company that are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.
      In the alternative, stockholders can at any time recommend for consideration by the Corporate Governance Committee qualified candidates for the Board of Directors meeting the qualifications described in this proxy statement under the heading “Corporate Governance Committee” by submitting to the Company any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee of the Board of Directors, c/o Allergan, Inc., Attn: Secretary, 2525 Dupont Drive, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the Chairman of the Board of Director’s Corporate Governance Committee or such other member of the Board of Directors’ Corporate Governance Committee delegated to review and consider candidates for director nominees.

Other Matters
      As of the date of this proxy statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

By Order of the Board of Directors

Douglas S. Ingram
Executive Vice President,
General Counsel and Secretary
Irvine, California
March 15, 2005

P
R
O
X
Y

Confidential Proxy Solicited on Behalf of the Board of Directors
of the Company for Annual Meeting April 26, 2005

The undersigned hereby constitutes and appoints Douglas S. Ingram and Matthew J. Maletta, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California on Tuesday, April 26, 2005, and at any adjournments thereof, on all matters coming before the meeting.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card (SEE REVERSE SIDE) and are authorized to vote in their discretion as to any other business that may come properly before the meeting. If a vote is not specified, the proxies will vote in favor of Proposal 1, the election of (01) Trevor M. Jones, (02) Karen R. Osar, and (03) Leonard D. Schaeffer as directors.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

The proxies cannot vote your shares unless you cast your vote on the Internet or by telephone or unless you sign and return this card in the postage paid envelope included or by sending it to Allergan, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8069-9346, Edison, NJ 08818.

SEE REVERSE SIDE

FOLD AND DETACH HERE

ADMISSIONTICKET

RETAIN FOR ADMITTANCE

You are cordially invited to attend the
2005 ANNUAL MEETING OF STOCKHOLDERS
of ALLERGAN, INC.

Tuesday, April 26, 2005
10:00 a.m.
(Registration begins at 9:30 a.m.)

Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, California

If you plan to attend, please check the box on the proxy card.

This card is your admission ticket to the meeting and must be presented at the meeting registration area.

5893

X

Please mark your
votes as in this
example.

     This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

The Board of Directors recommends a vote FOR Proposal 1.

1.	Election of Directors. (see reverse)

	FOR	WITHHELD

For, except vote witheld from the following nominee(s):

Please check the box if you wish to have your vote disclosed to the Company. The Company’s Confidential Voting Policy is described in the Proxy Statement accompanying this Proxy.

Please check the box if you plan to attend the Annual Meeting.

SIGNATURE(S)	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Proxy Voting Instructions

Your vote is important. Casting your vote in one of three ways described on the instruction card votes all common shares of Allergan, Inc. that you are entitled to vote. We urge you to promptly cast your vote by:

     • Accessing the World Wide Web site http://www.eproxyvote.com/agn to vote via the Internet.

     • Using a touch-tone telephone to vote by telephone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

     • Completing, dating, signing and mailing this proxy card in the postage-paid envelope included or sending it to Allergan, Inc., c/o Equiserve Trust Company N.A., P.O. Box 8069-9346, Edison, New Jersey 08818.